Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 tel +1-203-968-3000

Xerox Reports Third-Quarter 2010 Earnings; Raises Guidance

•	GAAP EPS of 17 cents; adjusted EPS of 22 cents

•	Total revenue up 48 percent as reported, up 2 percent pro forma

•	Operating margin of 9.2 percent, up nearly one point pro forma

•	$366 million in operating cash flow

•	2010 adjusted EPS now 92-93 cents; 2011 adjusted EPS now $1.05-$1.10

NORWALK, Conn., Oct. 21, 2010 – Xerox Corporation (NYSE: XRX) announced today third-quarter 2010 results that include adjusted earnings per share of 22 cents and $366 million in operating cash flow. Adjusted EPS excludes 5 cents from restructuring charges and amortization of intangibles, resulting in GAAP EPS of 17 cents.

“Building on our solid first-half results, we delivered steady revenue and earnings growth in the third quarter, keeping us on track to close the year strong,” said Ursula Burns, Xerox chairman and chief executive officer. “We’ve transformed our company into the world’s leading enterprise for business process and document management. In doing so, we’ve been successful in leveraging our brand, global scale and innovation to win multi-year contracts for business process, IT and document outsourcing. As a result, we are raising our guidance for both this year and 2011 to reflect the positive momentum we’re building in the marketplace and the efficiencies we’re driving across the business.

“During the third quarter alone, signings for service contracts grew 26 percent and pro-forma revenue from our BPO offerings was up 8 percent. Along with 13 percent growth in equipment sales, this progress fuels our healthy annuity stream for the long term,” she added.

Third-quarter revenue of $5.4 billion was up 48 percent including a 2 point negative impact from currency. On a pro-forma basis, with ACS in the company’s 2009 results, total revenue grew 2 percent or 4 percent in constant currency. Revenue from technology, representing the sale of document systems, supplies, technical service and financing of products, was up 3 percent or 5 percent in constant currency. Total install activity for Xerox equipment was up 20 percent, reflecting strong demand across all product segments. Revenue from services was up 2 percent on a pro-forma basis including a 1 point negative impact from currency, and represents the company’s business process, IT and document outsourcing offerings.

Third-quarter gross margin was 33.6 percent, and selling, administrative and general expenses were 20.9 percent of revenue. On a pro-forma basis, operating margin of 9.2 percent was up nearly one point.

The $366 million in operating cash flow in the third quarter contributed to $1.4 billion in cash flow year to date. The company reiterated its expectations to deliver $2.6 billion in operating cash and $2 billion in free cash flow for the full year. The fourth quarter is seasonally the highest cash quarter of the year for the company.

Xerox expects 2010 restructuring will be $120 million more than previously disclosed. The additional restructuring is related to acquisition synergies, adverse currency and cost-reduction activities. As a result, the company expects fourth-quarter GAAP earnings of 13 to 14 cents per share. Fourth-quarter adjusted EPS is expected to be 28 to 29 cents per share. Full-year GAAP earnings are expected to be 45 to 46 cents per share. Full-year adjusted earnings are expected to be 92 to 93 cents per share, up from 88 to 92 cents per share.

Xerox now expects 2011 full-year adjusted earnings per share of $1.05 to $1.10, up from 95 cents to $1.05 per share. The company also expects free cash flow of $2.1 billion and $1 billion in available cash for 2011.

About Xerox

Xerox Corporation is a $22 billion leading global enterprise for business process and document management. Through its broad portfolio of technology and services, Xerox provides the essential back-office support that clears the way for clients to focus on what they do best: their real business. Headquartered in Norwalk, Conn., Xerox provides leading-edge document technology, services, software and genuine Xerox supplies for graphic communication and office printing environments of any size. Through ACS, A Xerox Company, which Xerox acquired in February 2010, Xerox also offers extensive business process outsourcing and IT outsourcing services, including data processing, HR benefits management, finance support, and customer relationship management services for commercial and government organizations worldwide. The 133,000 people of Xerox serve clients in more than 160 countries. For more information, visit http://www.xerox.com, http://news.xerox.com or http://www.acs-inc.com. For investor information, visit http://www.xerox.com/investor.

-XXX-

Media Contact:

Carl Langsenkamp, Xerox Corporation, +1-585-423-5782,

carl.langsenkamp@xerox.com

Non GAAP Measures: This release refers to the following non-GAAP financial measures:

•	Adjusted EPS (earnings per share) for the third quarter and for the fourth quarter and full year 2010 guidance and for the full year 2011 guidance that excludes several discrete items.

•	Pro-forma current period revenue and operating margin, with ACS included in the company’s 2009 result for the comparable 2010 period.

•	Constant Currency revenue growth that excludes the effects of currency translation.

•	Free cash flow for the 2010 and 2011 full year guidance.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

This presentation contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; the risk that we will not realize all of the anticipated benefits from the acquisition of Affiliated Computer Services, Inc.; our ability to recover capital investments; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 and our 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
(in millions, except per-share data)	2010	2009		2010	2009
Revenues
Sales	$1,700	$1,555	9%	$5,169	$4,651	11%
Service, outsourcing and rentals	3,567	1,942	84%	9,990	5,773	73%
Finance income	161	178	(10%)	498	536	(7%)

Total Revenues	5,428	3,675	48%	15,657	10,960	43%

Costs and Expenses
Cost of sales	1,127	1,031	9%	3,381	3,100	9%
Cost of service, outsourcing and rentals	2,417	1,113	*	6,647	3,313	*
Equipment financing interest	61	67	(9%)	186	204	(9%)
Research, development and engineering expenses	189	209	(10%)	588	615	(4%)
Selling, administrative and general expenses	1,136	1,007	13%	3,398	3,024	12%
Restructuring and asset impairment charges	4	(2)	*	210	(5)	*
Acquisition-related costs	5	9	(44%)	68	9	*
Amortization of intangible assets	85	15	*	227	44	*
Other expenses, net	76	68	12%	314	223	41%

Total Costs and Expenses	5,100	3,517	45%	15,019	10,527	43%

Income before Income Taxes & Equity Income(1)	328	158	*	638	433	47%
Income tax expense	98	44	*	232	122	90%
Equity in net income of unconsolidated affiliates	26	15	73%	52	14	*

Net Income	256	129	98%	458	325	41%
Less: Net income attributable to noncontrolling interests	6	6	—	23	20	15%

Net Income Attributable to Xerox	$250	$123	*	$435	$305	43%

Basic Earnings per Share	$0.18	$0.14	29%	$0.32	$0.35	(9%)
Diluted Earnings per Share	$0.17	$0.14	21%	$0.32	$0.35	(9%)

*	Percent change not meaningful.
(1)	Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	September 30, 2010	December 31, 2009
Assets
Cash and cash equivalents	$975	$3,799
Accounts receivable, net	3,172	1,702
Billed portion of finance receivables, net	214	226
Finance receivables, net	2,249	2,396
Inventories	1,177	900
Other current assets	1,110	708

Total current assets	8,897	9,731
Finance receivables due after one year, net	4,099	4,405
Equipment on operating leases, net	515	551
Land, buildings and equipment, net	1,660	1,309
Investments in affiliates, at equity	1,256	1,056
Intangible assets, net	3,447	598
Goodwill	8,613	3,422
Deferred tax assets, long-term	565	1,640
Other long-term assets	1,795	1,320

Total Assets	$30,847	$24,032

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,636	$988
Accounts payable	1,762	1,451
Accrued compensation and benefits costs	898	695
Other current liabilities	1,948	1,327

Total current liabilities	6,244	4,461
Long-term debt	7,860	8,276
Liability to subsidiary trust issuing preferred securities	649	649
Pension and other benefit liabilities	1,974	1,884
Post-retirement medical benefits	947	999
Other long-term liabilities	768	572

Total Liabilities	18,442	16,841

Series A Convertible Preferred Stock	349	—

Common stock	1,388	871
Additional paid-in capital	6,479	2,493
Retained earnings	5,912	5,674
Accumulated other comprehensive loss	(1,871)	(1,988)

Xerox shareholders’ equity	11,908	7,050
Noncontrolling interests	148	141

Total Equity	12,056	7,191

Total Liabilities and Equity	$30,847	$24,032

Shares of common stock issued and outstanding	1,387,197	869,381

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2010	2009	2010	2009
Cash Flows from Operating Activities:
Net income	$256	$129	$458	$325
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	284	176	804	513
Provision for receivables	48	61	141	207
Provision for inventory	7	15	24	44
Net gain on sales of businesses and assets	(15)	(6)	(16)	(15)
Undistributed equity in net income of unconsolidated affiliates	(26)	(12)	(35)	(6)
Stock-based compensation	29	23	86	54
Provision for litigation, net	—	—	36	—
Payments for litigation, net	—	—	(36)	(28)
Restructuring and asset impairment charges	4	(2)	210	(5)
Payments for restructurings	(54)	(66)	(148)	(231)
Contributions to pension benefit plans	(142)	(38)	(205)	(97)
(Increase) decrease in accounts receivable and billed portion of finance receivables	(183)	5	(318)	310
Collections of deferred proceeds from sales of receivables	73	—	115	—
(Increase) decrease in inventories	(113)	77	(311)	159
Increase in equipment on operating leases	(72)	(58)	(194)	(185)
Decrease in finance receivables	69	116	270	347
(Increase) decrease in other current and long-term assets	(56)	17	(43)	61
Increase (decrease) in accounts payable and accrued compensation	134	138	321	(135)
(Decrease) increase in other current and long-term liabilities	(4)	9	(70)	(129)
Net change in income tax assets and liabilities	76	26	183	60
Net change in derivative assets and liabilities	73	22	69	(46)
Other operating, net	(22)	(22)	78	38

Net cash provided by operating activities	366	610	1,419	1,241

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(100)	(21)	(234)	(69)
Proceeds from sales of land, buildings and equipment	15	7	40	16
Cost of additions to internal use software	(45)	(19)	(114)	(75)
Acquisitions, net of cash acquired	(146)	—	(1,674)	(145)
Net change in escrow and other restricted investments	13	1	19	(2)
Other investing, net	(3)	1	1	1

Net cash used in investing activities	(266)	(31)	(1,962)	(274)

Cash Flows from Financing Activities:
Net payments on secured financings	(3)	(10)	(6)	(50)
Net payments on other debt	(147)	(605)	(2,182)	(871)
Common stock dividends	(59)	(37)	(156)	(112)
Preferred stock dividends	(6)	—	(9)	—
Proceeds from issuances of common stock	3	1	120	1
Repurchases related to stock-based compensation	(12)	—	(14)	(11)
Excess tax benefits from stock-based compensation	2	—	12	—
Other financing	(9)	(3)	(18)	(11)

Net cash used in financing activities	(231)	(654)	(2,253)	(1,054)

Effect of exchange rate changes on cash and cash equivalents	24	13	(28)	17

Decrease in cash and cash equivalents	(107)	(62)	(2,824)	(70)
Cash and cash equivalents at beginning of period	1,082	1,221	3,799	1,229

Cash and Cash Equivalents at End of Period	$975	$1,159	$975	$1,159

Financial Review

Summary

Revenues

	Three Months Ended September 30,				Percent of Total Revenue
(in millions)	2010	2009	% Change	Pro-forma(3) % Change	2010	2009
Revenue Category
Equipment sales	$907	$802	13%	13%	17%	22%
Supplies, paper and other	793	753	5%	1%	14%	20%

Sales	1,700	1,555	9%	7%	31%	42%

Service, outsourcing and rentals	3,567	1,942	84%	1%	66%	53%
Finance income	161	178	(10%)	(10%)	3%	5%

Total Revenues	$5,428	$3,675	48%	2%	100%	100%

Segment
Technology	$2,466	$2,399	3%	3%	45%	65%
Services	2,554	865	*	2%	47%	24%
Other	408	411	(1%)	(1%)	8%	11%

Total Revenues	$5,428	$3,675	48%	2%	100%	100%

Memo:
Annuity Revenue(1)	$4,521	$2,873	57%	—	83%	78%
Color(2)	$1,515	$1,411	7%	7%

Third quarter 2010 total revenues increased 48% compared to the third quarter 2009. Our consolidated 2010 results include the results of Affiliated Computer Services, Inc. (“ACS”). On a pro-forma3 basis, third quarter 2010 total revenue grew 2%. Currency had a 2-percentage point negative impact on total revenues in the quarter. Total revenues included the following:

•	57% increase in annuity revenue[1], or flat on a pro-forma[3] basis. This included a 2-percentage point negative impact from currency. Annuity revenue is comprised of the following:

•

Service, outsourcing and rentals revenue of $3,567 million increased 84% or 1% on a pro-forma[3] basis, with a 1-percentage point negative impact from currency. Growth of 8% in Business Process Outsourcing revenue partially offset the decline in pages. The digital pages trend has stabilized at a 4% decline while color pages are growing at 9%.

•

Supplies, paper and other sales of $793 million increased 5% or 1% on a pro-forma[3] basis, with a 1-percentage point negative impact from currency. An increase in supplies revenue of 4% offset a decline in paper revenue.

•

13% increase in equipment sales revenue, including a 2-percentage point negative impact from currency. Growth in install activity was partially offset by the impact of product mix and price declines of 5% to 10%.

•	7% increase in color revenue[2], including a 3-percentage point negative impact from currency, reflects:

•	2% increase in color annuity revenue, including a 3-percentage point negative impact from currency. The increase was driven by higher color page volumes.

•	23% increase in color equipment sales revenue, including a 3-percentage point negative impact from currency. The increase was driven by strong installs of new products.

Net Income

Third quarter 2010 net income attributable to Xerox was $250 million, or $0.17 per diluted share. On an adjusted basis, net income attributable to Xerox was $314 million, or $0.22 per diluted share.

Third quarter 2009 net income attributable to Xerox was $123 million, or $0.14 per diluted share. On a comparable adjusted basis, net income attributable to Xerox was $150 million, or $0.17 per diluted share.

The adjustments to net income include:

	Three Months Ended September 30, 2010		Three Months Ended September 30, 2009
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported	$250	$0.17	$123	$0.14

Adjustments:
Xerox and Fuji Xerox restructuring charge	8	0.01	9	0.01
Acquisition-related costs	3	—	8	0.01
Amortization of intangible assets	53	0.04	10	0.01

	64	0.05	27	0.03

Adjusted	$314	$0.22	$150	$0.17

The calculations of basic and diluted earnings per share are included as Appendix I. See Non-GAAP financial measures for calculation of adjusted EPS.

Notes for Financial Review:

(1)

Annuity revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as revenue associated from outsourcing services. Annuity revenue = Service, outsourcing and rentals + Supplies, paper and other sales + Finance income.

(2)	Color revenues represent a subset of total revenues and exclude Global Imaging Systems (“GIS”) revenues.
(3)

Growth on a pro-forma basis reflects the inclusion of ACS’s adjusted results from July 1st through September 30th in 2009. See the “Non-GAAP Financial Measures” section for an explanation of these non-GAAP financial measures.

Operations Review

	Three Months Ended September 30,
(in millions)	Total Revenues	Segment Profit (Loss)	Segment Margin
2010
Technology	$2,466	$247	10.0%
Services	2,554	286	11.2%
Other	408	(79)	(19.4%)

Total	$5,428	$454	8.4%

2009
Technology	$2,399	$234	9.8%
Services	865	58	6.7%
Other	411	(88)	(21.4%)

Total	$3,675	$204	5.6%

2009 Pro-forma(1)
Technology	$2,399	$234	9.8%
Services	2,507	258	10.3%
Other	411	(117)	(28.5%)

Total	$5,317	$375	7.1%

Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Technology

Our Technology segment includes the sale of products and supplies, as well as the associated technical service and financing of those products.

Revenue

	Three Months Ended September 30,
(in millions)	2010	2009	Change
Equipment sales	$805	$702	15%
Post sale revenue(2)	1,661	1,697	(2%)

Total Revenue	$2,466	$2,399	3%

Third quarter 2010 Technology revenue of $2,466 million increased 3%, including a 2-percentage point negative impact from currency. Revenue results included the following:

•	15% increase in equipment sales revenue with a 2-percentage point negative impact from currency driven by growth across all product categories and geographic regions.

•	2% decrease in post sale revenue with a 2-percentage point negative impact from currency.

•	Technology revenue mix is 22% entry, 56% mid-range and 22% high-end.

Segment Profit

Third quarter 2010 Technology profit of $247 million increased $13 million from third quarter 2009. The increase in revenues and the lower cost and expense driven by restructuring more than offset the negative mix impact on gross profit from the increased percentage of equipment revenues.

Installs

Entry

•	65% increase in installs of A4 black-and-white multifunction devices driven by growth across all regions.

•	44% increase in installs of A4 color multifunction devices driven by strong growth across all regions.

•	13% increase in installs of color printers driven by higher sales of Xerox-branded products and sales to our OEM partners.

Mid-Range

•	22% increase in installs of mid-range black-and-white devices driven by growth in our recently launched mid-range products.

•

47% increase in installs of mid-range color devices primarily driven by demand for new products, such as the WorkCentre® 7120 / 7700, and the continued strong demand for the ColorQubeTM and the Xerox 700.

High-End

•	2% increase in installs of high-end black-and-white systems.

•	54% increase in installs of high-end color systems reflecting strong demand for the recently launched Xerox Color 800 and 1000.

Note: Install activity percentages include installations for Document Outsourcing and the Xerox-branded products shipped to GIS. “Entry”, “Mid-Range” and “High-End” are defined in Appendix II.

Services

Our Services segment comprises three service offerings: Business Process Outsourcing (“BPO”), Document Outsourcing (“DO”) and Information Technology Outsourcing (“ITO”).

Revenue

Third quarter 2010 Services total revenue of $2,554 million increased 195%, or 2% on a pro-forma1 basis, and included a 1-percentage point negative impact from currency.

•

BPO delivered pro-forma[1] revenue growth of 8% and represented 56% of total Services revenue. BPO growth was driven by healthcare services, customer care, financial services and healthcare payer services.

•

DO revenue decreased 5%, including a 2-percentage point negative currency impact, and represented 31% of total Services revenue. The decrease was due to lower equipment sales and the continued impact of the weak economy on usage levels.

•	ITO revenue decreased 2% on a pro-forma[1] basis and represented 13% of total Services revenue.

Segment Profit

Third quarter 2010 Services profit of $286 million increased $228 million, or $28 million on a pro-forma1 basis, from third quarter 2009 driven primarily by BPO revenue growth.

Metrics

Pipeline

Our BPO and ITO sales pipeline, including synergy opportunities, grew approximately 40% over the third quarter 2009. This sales pipeline includes the Total Contract Value (“TCV”) of new business opportunities that potentially could be contracted within the next six months and excludes business opportunities with estimated annual recurring revenue in excess of $100 million. The DO sales pipeline grew approximately 16% over the third quarter 2009. The DO sales pipeline includes all active deals with $10 million or greater in TCV.

Signings

Signings (“Signings”) are defined as estimated future revenues from contracts signed during the period, including renewals. Services Signings were an estimated $3.0 billion in TCV for the quarter. Combined with the previous three quarters the trailing twelve month growth was 26% as compared to the comparable prior year period.

•	BPO Signings of $2.0 billion TCV

•	DO Signings of $0.8 billion TCV

•	ITO Signings of $0.2 billion TCV

Signings growth was driven by strong Signings in our BPO and DO businesses. We signed significant new business in the following areas:

•	Customer Care

•	Government Healthcare

•	Enterprise Print Services in both US and developing markets

Note: TCV is estimated total revenue for future contracts for pipeline or signed contracts for Signings as applicable.

Other

Revenue

Third quarter 2010 Other revenue of $408 million decreased 1%, including a 2-percentage point negative impact from currency. Increases in network integration and electronic presentation systems and Wide Format equipment sales offset a decline in paper sales and the impact of currency. Paper comprised approximately 60% of the third quarter 2010 and 2009 Other segment revenue.

Segment Profit

Third quarter 2010 Other loss of $79 million improved $9 million from third quarter 2009, driven primarily by higher gross profit reflecting an increase in gross margins as a result of the mix of revenues.

COSTS, EXPENSES AND OTHER INCOME

Gross Margin

	Three Months Ended September 30,
	2010	2009	Change		Pro-forma(1) Change
Sales	33.7%	33.7%	—	pts	0.6	pts
Service, outsourcing and rentals	32.2%	42.7%	(10.5	) pts	(0.7	) pts
Financing income	62.1%	62.4%	(0.3	) pts	(0.3	) pts
Total Gross Margin	33.6%	39.8%	(6.2	) pts	(0.3	) pts

Third quarter 2010 total gross margin of 33.6% decreased 6.2-percentage points, or 0.3-percentage points on a pro-forma1 basis as compared to the third quarter 2009. Third quarter 2009 results included a benefit of 0.3-percentage points related to a favorable property tax adjustment in North America.

Sales gross margin was flat and increased 0.6-percentage points compared to the third quarter 2009 on a pro-forma1 basis. On a pro-forma basis, the positive impact of cost improvements more than offset the impact of price declines and unfavorable year-over-year transaction currency.

Service, outsourcing and rentals margin decreased 10.5-percentage points, or 0.7-percentage points compared to the third quarter 2009 on a pro-forma1 basis. On a pro-forma basis, the positive impact of cost reductions was more than offset by negative mix, a third quarter 2009 favorable property tax adjustment in North America and the impact of unfavorable year-over-year transaction currency.

Research, Development and Engineering Expenses (“RD&E”)

	Three Months Ended September 30,
(in millions)	2010	2009	Change		Pro-forma(1) Change
R&D	$157	$175	$(18)		$(18)
Sustaining Engineering	32	34	(2)		(2)

Total RD&E Expenses	$189	$209	$(20)		$(20)

RD&E % Revenue	3.5%	5.7%	(2.2	) pts	(0.4	) pts

RD&E of $189 million in the third quarter 2010 was $20 million lower than the third quarter 2009 reflecting the benefits from restructuring and productivity improvements. We invest in technological research and development, particularly in color, software and services. We believe that our R&D spending is sufficient to remain technologically competitive. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

	Three Months Ended September 30,
	2010	2009	Change		Pro-forma(1) Change
SAG % Revenue	20.9%	27.4%	(6.5	) pts	(0.8	) pts

SAG expenses of $1,136 million in the third quarter 2010 were $129 million higher than the third quarter 2009 and $18 million lower on a pro-forma1 basis. There was an $18 million favorable impact from currency for the quarter. The SAG expense impact reflects the following on a pro-forma basis:

•

$32 million increase in selling expenses, reflecting increased demand generation and brand advertising and higher commissions partially offset by the benefits from restructuring and productivity improvements.

•	$36 million decrease in general and administrative expenses, reflecting the benefits from restructuring and operational improvements.

•	$14 million decrease in bad debt expenses to $46 million, reflecting an improving write-off trend. 2010 third quarter bad debt expense continued to remain at less than one percent of receivables.

Restructuring and Asset Impairment Charges

During the third quarter 2010, we recorded an additional $4 million of net restructuring and asset impairment charges, which included approximately $10 million of severance costs related to headcount reductions of approximately 100 employees for new actions primarily in North America. These costs were partially offset by $6 million of net reversals for changes in estimated reserves from prior period initiatives.

We expect to incur additional restructuring costs of $120 million in 2010 beyond the $280 million full year amount that was previously disclosed for actions and initiatives that have not yet been finalized.

The restructuring reserve balance as of September 30, 2010, for all programs was $131 million, of which approximately $114 million is expected to be spent over the next twelve months.

Acquisition Related Costs

Costs of $5 million were incurred during the third quarter 2010 in connection with our acquisition of ACS. These costs primarily represent incremental external costs directly related to the integration of ACS and Xerox and include expenditures for consulting, systems integration, corporate communication services and consolidation of facilities.

Amortization of Intangible Assets

During the third quarter 2010, we recorded $85 million of expense related to the amortization of intangible assets, which is $70 million higher than third quarter 2009. The increase primarily reflects the amortization of intangibles associated with our acquisition of ACS. As a result of the ACS acquisition, amortization of acquired intangibles for 2010 is expected to be approximately $250 million higher than the prior year.

Worldwide Employment

Worldwide employment of 133,200 at September 30, 2010 increased approximately 79,600 from year-end 2009, primarily due to additional headcount associated with the ACS acquisition.

Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2010	2009
Non-financing interest expense	$87	$64
Interest income	(4)	(4)
Gains on sales of businesses and assets	(15)	(6)
Currency losses, net	—	5
Litigation matters	2	1
All other expenses, net	6	8

Total Other Expenses, Net	$76	$68

Non-Financing Interest Expense

Third quarter 2010 non-financing interest expense of $87 million was $23 million higher than third quarter 2009 due to higher debt balances primarily resulting from our $2 billion Senior Note offering used to finance the acquisition of ACS.

Gains on Sales of Businesses and Assets

Third quarter 2010 Gains on Sales of Businesses and Assets of $15 million was $9 million higher than third quarter 2009 due to the sale of a facility in Latin America.

Income Taxes

	Three Months Ended September 30, 2010			Three Months Ended September 30, 2009
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported	$328	$98	29.9%	$158	$44	27.8%

Adjustments:
Xerox restructuring charge	4	2		—	—
Acquisition-related costs	5	2		9	1
Amortization of intangible assets	85	32		15	5

Adjusted	$422	$134	31.8%	$182	$50	27.5%

Third quarter 2010 effective tax rate was 29.9%. On an adjusted basis, third quarter 2010 tax rate was 31.8%3, which was lower than the U.S. statutory tax rate primarily due to the net tax benefits from the geographical mix of income before taxes and the related tax rates in these jurisdictions as well as the settlement and remeasurement of certain previously unrecognized tax benefits. These benefits were partially offset by the incremental U.S. tax cost on foreign income.

Third quarter 2009 effective tax rate was 27.8%. On an adjusted basis, the third quarter 2009 tax rate was 27.5%3, which was lower than the U.S. statutory tax rate primarily due to the net tax benefits from the geographical mix of income before taxes and the related tax rates in these jurisdictions.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the geographical mix of income and the related tax rates in these jurisdictions and available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate, on an adjusted basis, for the fourth quarter of 2010 will be approximately 32%, excluding the effects of any discrete events.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates of $26 million improved $11 million compared to third quarter 2009, which reflects our 25% share of higher Fuji Xerox net income driven by increased revenue and cost improvements. Third quarter 2010 equity income includes charges of $6 million related to our share of Fuji Xerox after-tax restructuring compared to $9 million of charges for the third quarter 2009.

Notes for Operations Review:

(1)

Results for the Services segment, Gross Margin and SAG are discussed primarily on a pro-forma basis and include ACS’s estimated results for July 1st through September 30th in 2009 because actual comparisons against the prior year would not otherwise be meaningful. See the “Non-GAAP Financial Measures” section for an explanation of these non-GAAP financial measures.

(2)	Post sale revenue does not include outsourcing revenue which is reported in our Services segment.
(3)	See the “Non-GAAP Financial Measures” section for an explanation of this non-GAAP financial measure.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended September 30, 2010 and 2009:

	Three Months Ended September 30,
(in millions)	2010	2009	Change
Net cash provided by operating activities	$366	$610	$(244)
Net cash used in investing activities	(266)	(31)	(235)
Net cash used in financing activities	(231)	(654)	423
Effect of exchange rate changes on cash and cash equivalents	24	13	11

Decrease in cash and cash equivalents	(107)	(62)	(45)
Cash and cash equivalents at beginning of period	1,082	1,221	(139)

Cash and Cash Equivalents at End of Period	$975	$1,159	$(184)

Cash Flows from Operating Activities

Net cash provided by operating activities was $366 million in the third quarter 2010 and includes approximately $14 million of cash outflows for acquisition-related costs. The $244 million decrease in cash from third quarter 2009 was primarily due to the following:

•	$284 million increase in pre-tax income before depreciation and amortization and restructuring.

•	$51 million increase primarily from the early termination of certain interest rate swaps.

•	$190 million decrease as a result of higher inventory levels reflecting increased activity.

•

$115 million decrease due to an increase in accounts receivable of $188 million, reflecting higher revenues partially offset by collections of $73 million of deferred proceeds from prior quarter sales of receivables.

•	$104 million decrease primarily due to contributions to our U.S. pension plans. No 2009 contributions were made for our U.S. pension plans due to the availability of prior years’ credit balances.

•	$63 million decrease as a result of up-front costs and other customer related spending associated with services contracts.

•	$47 million decrease due to lower net run-off of finance receivables as a result of higher equipment sales revenue.

Cash Flows from Investing Activities

Net cash used in investing activities was $266 million in the third quarter 2010. The $235 million increase in the use of cash from third quarter 2009 was primarily due to the following:

•	$146 million increase due to the ACS acquisition of ExcellerateHRO, LLP for $125 million and the GIS acquisition of Georgia Duplication Products for $21 million.

•	$105 million increase due to higher capital expenditures (including internal use software) primarily as a result of the inclusion of ACS in 2010.

Cash Flows from Financing Activities

Net cash used in financing activities was $231 million in the third quarter 2010. The $423 million decrease in the use of cash from third quarter 2009 was primarily due to the following:

•

$458 million decrease from lower net repayments on other debt. Third quarter 2010 reflects net payments of $100 million on the Credit Facility and $47 million on other debt. Third quarter 2009 reflects the payments of $448 million for two Zero Coupon Notes, net payments of $150 million on the Credit Facility and $7 million on other debt.

•	$22 million increase reflecting dividends on a larger number of outstanding shares as a result of the acquisition of ACS.

Customer Financing Activities

The following represents our Total finance assets, net associated with our lease and finance operations:

(in millions)	September 30, 2010	December 31, 2009
Total Finance receivables, net(1)	$6,562	$7,027
Equipment on operating leases, net	515	551

Total Finance Assets, net	$7,077	$7,578

The reduction of $501 million in Total finance assets, net includes unfavorable currency of $91 million.

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

The following summarizes our debt as of September 30, 2010 and December 31, 2009:

(in millions)	September 30, 2010	December 31, 2009
Principal debt balance	$9,248	$9,122
Net unamortized discount	—	(11)
Fair value adjustments	248	153

Total Debt	9,496	9,264

Less: current maturities and short-term debt	(1,636)	(988)

Total Long-Term Debt	$7,860	$8,276

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation, therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets. Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	September 30, 2010	December 31, 2009
Financing Debt(2)	$6,192	$6,631
Core Debt	3,304	2,633

Total Debt	$9,496	$9,264

(2)

Financing Debt includes $5,742 million and $6,149 million as of September 30, 2010 and December 31, 2009, respectively, of debt associated with Total Finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of our financing debt is related to equipment on operating leases.

Sales of Accounts Receivables

We have facilities in the U.S., Canada and several countries in Europe that enable us to sell, on an on-going basis, certain accounts receivables without recourse to third-parties. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivables sales activity for the third quarter 2010 and 2009 were as follows:

	Three Months Ended September 30,
(in millions)	2010	2009
Accounts receivable sales	$574	$349
Deferred proceeds	97	—
Fees associated with sales	3	3
Estimated decrease to operating cash flows (1)	(11)	(34)

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter, and currency.

Subsequent Event

In October 2010, we redeemed our $550 million 7.625% Senior Notes that were due in 2013 and our $25 million 6.00% Medium-term notes due in 2014. We incurred a loss on extinguishment of approximately $15 million representing the call premium of approximately $7 million on the $550 million Senior Notes as well as the write-off of unamortized debt costs of $8 million. As a result, the Senior Notes and Medium-term notes are included in short-term debt on the balance sheet at September 30, 2010.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; the risk that we will not realize all of the anticipated benefits from the acquisition of Affiliated Computer Services, Inc.; our ability to recover capital investments; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 and our 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (“GAAP”). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2010 third quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Adjusted Earnings Measures

To better understand the trends in our business and the impact of the ACS acquisition, we believe it is necessary to adjust the following amounts determined in accordance with GAAP to exclude the effects of the certain items as well as their related income tax effects:

•	Net income and Earnings per share (“EPS”) – 2010 third quarter actual and EPS guidance for the 2010 fourth quarter, 2010 and 2011 full-year

•	Effective tax rate

•	Operating income and margin

The above have been adjusted for the following items:

•

Restructuring and asset impairment charges (including those incurred by Fuji Xerox): Restructuring and asset impairment charges consist of costs primarily related to severance and benefits for employees terminated pursuant to formal restructuring and workforce reduction plans. We exclude these charges because we believe that these historical costs do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of our current or past operating performance. In addition, such charges are inconsistent in amount and frequency. Such charges are expected to yield future benefits and savings with respect to our operational performance.

•

Acquisition related costs: We incurred significant expenses in connection with our acquisition of ACS which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Acquisition related costs include transaction and integration costs, which represent external incremental costs directly related to completing the acquisition and the integration of ACS and Xerox. We believe it is useful for investors to understand the effects of these costs on our total operating expenses.

•

Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions allows investors to better compare and understand our results. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•

Other discrete, unusual or infrequent costs and expenses: In addition, we have also excluded the following additional items given the discrete, unusual or infrequent nature of these items on our results of operations for the period – 1) Loss on note redemptions (Q4); 2) ACS shareholders litigation settlement (Q2); 3) Venezuela devaluation costs (Q1), and 4) Medicare subsidy tax law change (income tax effect only) (Q1). We believe exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods as well as expected trends in our business.

Pro-forma Basis

To better understand the trends in our business, we discuss our 2010 operating results by comparing them against adjusted 2009 results which include ACS historical results for the comparable period. Accordingly, we have included ACS’s 2009 estimated results for the comparable period, July 1st through September 30th in 2009 in our reported 2009 results. We refer to comparisons against these adjusted 2009 results as “pro-forma” basis comparisons. ACS 2009 historical results have been adjusted to reflect fair value adjustments related to property, equipment and computer software as well as customer contract costs. In addition, adjustments were made for deferred revenue, exited businesses and other material non-recurring costs associated with the acquisition. We believe comparisons on a pro-forma basis are more meaningful than the actual comparisons given the size and nature of the ACS acquisition. We believe the pro-forma basis comparisons allow investors to have better understanding and additional perspective of the expected trends in our business as well as the impact of the ACS acquisition on the Company’s operations.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Free Cash Flow

To better understand the trends in our business, we believe that it is helpful to adjust cash flows from operations to exclude amounts for capital expenditures including internal use software. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase. It also is used to measure our yield on market capitalization.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current periods’ results against the corresponding prior periods’ results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended September 30, 2010		Three Months Ended September 30, 2009
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported	$250	$0.17	$123	$0.14

Adjustments:
Xerox and Fuji Xerox restructuring charge	8	0.01	9	0.01
Acquisition-related costs	3	—	8	0.01
Amortization of intangible assets	53	0.04	10	0.01

	64	0.05	27	0.03

Adjusted	$314	$0.22	$150	$0.17

Average shares for the calculation of adjusted EPS were 1,444 million and include 27 million shares associated with the Series A convertible preferred stock and therefore excludes the quarterly dividends of $6 million. On a quarterly basis we evaluate the dilutive effect of the Series A convertible preferred stock on an “if-converted” basis.

	Earnings Per Share
	Q4 2010	FY 2010	FY 2011
GAAP EPS	$0.13-$ 0.14	$0.45-$ 0.46	*

Adjustments:
Xerox restructuring charge	0.10	0.20
Fuji Xerox restructuring charge	—	0.02
Acquisition-related costs	—	0.04
Amortization of intangible assets	0.04	0.14
Venezuela devaluation costs	—	0.02
ACS shareholders litigation settlement	—	0.03
Senior note redemption	0.01	0.01
Medicare subsidy tax law change	—	0.01

	0.15	0.47

Adjusted EPS	$0.28-$ 0.29	$0.92-$ 0.93	$1.05-$ 1.10

Est. weighted avg. shares for adj. EPS[1]	1,450	1,389	*

[1]

Q4 2010: Average shares include 27 million shares associated with the Series A convertible preferred stock. As a result, the quarterly dividends of $6 million associated with the preferred stock have been excluded when calculating the Q4 EPS guidance range.

[1]

FY2010: Average shares include a pro-rata portion of the 27 million shares associated with the Series A convertible preferred stock. As a result, the 2010 dividends of $21 million have been excluded when calculating the full-year EPS guidance range.

*	GAAP EPS in 2011 not determinable at this time.

Note:	we evaluate the dilutive effect of the Series A convertible preferred stock on an “if-converted” basis.

Effective Tax reconciliation:

	Three Months Ended September 30, 2010			Three Months Ended September 30, 2009
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported	$328	$98	29.9%	$158	$44	27.8%

Adjustments:
Xerox restructuring charge	4	2		—	—
Acquisition-related costs	5	2		9	1
Amortization of intangible assets	85	32		15	5

Adjusted	$422	$134	31.8%	$182	$50	27.5%

Operating Income / Margin reconciliation:

	Three Months Ended September 30, 2010
(in millions)	Amount	Revenue	Margin
Pre-tax Income/Margin - Reported	$328	$5,428	6.0%

Adjustments:
Xerox restructuring charge	4
Acquisition-related costs	5
Amortization of intangible assets	85
Other expenses, net	76

Operating Income/Margin - Adjusted	$498	$5,428	9.2%

Pro-forma:

Total Xerox:

	Three Months Ended September 30,
(in millions)	As Reported 2010	As Reported 2009	Pro-forma 2009 (1)	Change		Pro-forma Change
Revenue Category
Equipment sales	$907	$802	$802	13%		13%
Supplies, paper and other	793	753	788	5%		1%

Sales	1,700	1,555	1,590	9%		7%

Service, outsourcing and rentals	3,567	1,942	3,549	84%		1%
Finance income	161	178	178	(10%)		(10%)

Total Revenues	$5,428	$3,675	$5,317	48%		2%

Service, outsourcing and rentals	$3,567	$1,942	$3,549	84%		1%
Add: Finance income	161	178	178
Add: Supplies, paper and other sales	793	753	788

Annuity Revenue	$4,521	$2,873	$4,515	57%		—

Gross Profit:
Sales	$573	$524	$527
Service, outsourcing and rentals	1,150	829	1,167
Financing income	100	111	111

Total	$1,823	$1,464	$1,805

Gross Margin:
Sales	33.7%	33.7%	33.1%	—	pts	0.6	pts
Service, outsourcing and rentals	32.2%	42.7%	32.9%	(10.5	) pts	(0.7	) pts
Finance	62.1%	62.4%	62.4%	(0.3	) pts	(0.3	) pts
Total	33.6%	39.8%	33.9%	(6.2	) pts	(0.3	) pts

RD&E	$189	$209	$209
RD&E % Revenue	3.5%	5.7%	3.9%	(2.2	) pts	(0.4	) pts

SAG	$1,136	$1,007	$1,154
SAG % Revenue	20.9%	27.4%	21.7%	(6.5	) pts	(0.8	) pts

NOTES:

(1)

Pro-forma reflects ACS’s 2009 estimated results from July 1st through September 30th in 2009 adjusted to reflect fair value adjustments related to property, equipment and computer software as well as customer contract costs. In addition, adjustments were made for deferred revenue, exited businesses and other material non-recurring costs associated with the acquisition.

Total Xerox:

	Three Months Ended September 30,
(in millions)	As Reported 2010	As Reported 2009	Pro-forma 2009 (1)	Change		Pro-forma Change
Pre-tax Income	$328	$158	$311

Adjustments:
Xerox restructuring charge	4	(2)	(2)
Acquisition related costs	5	9	27
Amortization of intangible assets	85	15	15
Other expenses, net	76	68	91

Adjusted Operating Income	$498	$248	$442

Pre-tax Income Margin	6.0%	4.3%	5.8%	1.7	pts	0.2	pts
Adjusted Operating Margin	9.2%	6.7%	8.3%	2.5	pts	0.9	pts

NOTES:

(1)

Pro-forma reflects ACS’s 2009 estimated results from July 1st through September 30th in 2009 adjusted to reflect fair value adjustments related to property, equipment and computer software as well as customer contract costs. In addition, adjustments were made for deferred revenue, exited businesses and other material non-recurring costs associated with the acquisition.

Services Segment:

	Three Months Ended September 30,
(in millions)	As Reported 2010	As Reported 2009	Pro-forma 2009 (1)	Change		Pro-forma Change
Document Outsourcing	$796	$841	$841	(5%)		(5%)
Business Processing Outsourcing	1,424	24	1,318	*		8%
Information Technology Outsourcing	341	—	348	*		(2%)
Less: Intra-Segment Eliminations	(7)	—	—	*		*

Total Revenue - Services	$2,554	$865	$2,507	195%		2%

Segment Profit - Services	$286	$58	$258	393%		11%

Segment Margin - Services	11.2%	6.7%	10.3%	4.5	pts	0.9	pts

*	Percent change not meaningful.

NOTES:

(1)

Pro-forma reflects ACS’s 2009 estimated results from July 1st through September 30th in 2009 adjusted to reflect fair value adjustments related to property, equipment and computer software as well as customer contract costs. In addition, adjustments were made for deferred revenue, exited businesses and other material non-recurring costs associated with the acquisition.

Free Cash Flow Guidance:

(in millions)	Full Year 2010	Full Year 2011
Cash from Operations - Reported	$2,600	$2,800

Adjustments:
Cost of additions to land, buildings and equipment and Cost of additions to internal use software	(600)	(700)

Free Cash Flow	$2,000	$2,100

APPENDIX I

Xerox Corporation

Earnings per Common Share

(in millions, except per share data. Shares in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Basic Earnings per Share:

Net income attributable to Xerox	$250	$123	$435	$305
Accrued Dividends on preferred stock	(6)	—	(15)	—

Adjusted net income available to common shareholders	$244	$123	$420	$305

Weighted average common shares outstanding	1,387,110	871,304	1,301,950	869,544

Basic Earnings per Share	$0.18	$0.14	$0.32	$0.35

Diluted Earnings per Share:

Net income attributable to Xerox	$250	$123	$435	$305
Accrued Dividends on preferred stock	(6)	—	(15)	—
Interest on Convertible Securities, net	—	—	—	—

Adjusted net income available to common shareholders	$244	$123	$420	$305

Weighted average common shares outstanding	1,387,110	871,304	1,301,950	869,544
Common shares issuable with respect to:
Stock options	11,691	708	11,795	425
Restricted stock and performance shares	15,912	8,769	15,036	5,188
Convertible preferred stock	—	—	—	—
Convertible securities	1,992	1,992	—	—

Adjusted weighted average common shares outstanding	1,416,705	882,773	1,328,781	875,157

Diluted Earnings per Share	$0.17	$0.14	$0.32	$0.35

The following securities were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive (in thousands of shares):
Stock options	70,747	43,767	70,643	44,050
Restricted stock and performance shares	24,147	20,914	25,022	24,495
Convertible preferred stock	26,966	—	26,966	—
Convertible Securities	—	—	1,992	1,992

	121,860	64,681	124,623	70,537

Dividends per Common Share	$0.0425	$0.0425	$0.1275	$0.1275

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended September 30,
(in millions)	2010	2009
Segment Profit	$454	$204
Reconciling items:
Restructuring and asset impairment charges	(4)	2
Restructuring charges of Fuji Xerox	(6)	(9)
Acquisition-related costs	(5)	(9)
Amortization of intangible assets	(85)	(15)
Equity in net income of unconsolidated affiliates	(26)	(15)

Pre-Tax Income	$328	$158

Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Technology, Services and Other.

Technology:

The Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

¡	“Entry”, which includes A4 devices and desktop printers.

¡

“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

¡	“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Services:	The Services segment comprises three service offerings:

¡	Document Outsourcing, which includes Managed Print Services.

¡	Business Process Outsourcing, which includes Xerox’s historic Business Process Outsourcing services.

¡	Information Technology Outsourcing.

Other:

The Other segment includes Xerox Supplies Business Group (“XSBG”) (predominantly paper), Wide Format Systems, licensing revenue, GIS network integration solutions and electronic presentation systems, and non-allocated corporate items.